[ROPES & GRAY LETTERHEAD APPEARS HERE]


                                               October 18, 2000




Stein Roe Intermediate Municipals Fund
c/o Liberty-Stein Roe Funds Municipal Trust
One Financial Center
Boston, MA  02111

     Re: Registration Statement on Form N-14
         -----------------------------------

Ladies and Gentlemen:

     This opinion is being furnished in connection with the Registration Statement of the Liberty-Stein Roe Funds Municipal Trust (the "Trust") on Form N-14 (the "Registration Statement") with respect to Stein Roe Intermediate Municipals Fund (the "Stein Roe Fund"), a series of the Trust, being filed by the Trust today under the Securities Act of 1933, as amended (the "Act"), relating to the proposed combination of the Stein Roe Fund with Liberty Intermediate Tax-Exempt Fund (the "Liberty Fund"), a series of Liberty Funds Trust IV (the "Acquired Fund Trust"), and the issuance of shares of beneficial interest of specified classes of the Stein Roe Fund in connection therewith (the "Shares"), all in accordance with the terms of the proposed Agreement and Plan of Reorganization by and among the Trust, on behalf of the Stein Roe Fund, the Acquired Fund Trust, on behalf of the Liberty Fund, and Liberty Financial Companies, Inc. (the "Agreement and Plan of Reorganization") in substantially the form included in the Registration Statement as an exhibit.

     We have examined the Trust's Agreement and Declaration of Trust and amendments thereto (collectively, the "Agreement and Declaration of Trust") on file in the office of the Secretary of State of the Commonwealth of Massachusetts and the Trust's By-Laws, as amended. We have relied upon a certificate of an officer of the Trust as to certain factual matters. We have also examined such other documents and records as we have deemed necessary for the purposes of this opinion.

     We have assumed, for purposes of this opinion, that, prior to the date of the issuance of the Shares, (1) the Trustees of each of the Trust and the Acquired Fund Trust and the shareholders of the Liberty Fund will have taken all action required of them for the approval the Agreement and Plan of Reorganization, (2) the Trustees of the Trust will have taken all requisite action to


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Stein Roe Intermediate Municipals Fund
                                           -2-                  October 18, 2000


establish and designate Class A, B and C shares of the Stein Roe Fund, and (3) the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto and will constitute a legal, valid and binding obligation of the Acquired Fund Trust and Liberty Financial Companies, Inc.

     Based upon the foregoing, we are of the opinion that:

     1. The Trust is a duly organized and validly existing unincorporated association under the laws of The Commonwealth of Massachusetts and is authorized to issue an unlimited number of its shares of beneficial interest.

     2. When issued in accordance with the Agreement and Plan of Reorganization, the Shares will be validly issued, fully paid and nonassessable by the Trust.

     The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that a notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking entered into or executed by the Trust or its Trustees. The Agreement and Declaration of Trust provides for indemnification out of Trust property for all loss and expenses of any shareholder held personally liable solely by reason of being or having been a shareholder of the Trust. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust would be unable to meet its obligations.

     We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of the Registration Statement.


                                       Very truly yours,

                                      /s/ Ropes & Gray
                                      -----------------------
                                      Ropes & Gray